SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 1, 2015

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 West Spring Street, New Albany, Indiana 47150

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number including area code (812) 944-2224

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On January 2, 2015, Community Bank Shares of Indiana, Inc. (“the Company”) announced the successful completion of its acquisition of First Financial Service Corporation (“First Financial”) and its wholly-owned subsidiary, First Federal Savings Bank of Elizabethtown, Kentucky.  First Financial shareholders will receive 0.153 shares of the Company’s common stock for each common share of First Financial they owned on December 31, 2014 with fractional shares being paid in cash.  Additionally, in connection with the acquisition, the Company had previously entered into subscription agreements with institutional and accredited investors (the “private placement”) to sell 1,120,950 of the Company’s common shares at $22.33 per share immediately prior to the share exchange with First Financial.  Today, the Company announced that it had successfully completed the private placement and had satisfied all conditions within the subscriptions agreements.  The total proceeds of the private placement, before expenses, were $25.0 million. The capital raised was in the form of $19.4 million in cash and approximately $4.47 million of value resulting from the exchange of 3,309 shares of First Financial Fixed Rate Cumulative Perpetual Preferred Stock, Series A that was exchanged with the Company for 200,000 shares of Company common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date:	January 6, 2015	By:	/s/ Paul A. Chrisco
Name: Paul A. Chrisco
Title: Chief Financial Officer